Exhibit 10.46

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release of Claims (the “Agreement”) is made by and among Adrian Dillon (the “Employee”), an individual, and Skype Inc., a Delaware corporation (the “Company”).

WHEREAS, the Employee is a party to an Employment Agreement with the Company, dated as of March 3, 2010 (the “Employment Agreement”), and other related equity agreements; and

WHEREAS, the Employee’s employment with the Company ceased as of March 15, 2011 in accordance with Section 4.4 of the Employment Agreement and the Company desires to provide Employee with the benefits set forth herein to assist Employee in the period of transition following Employee’s separation.

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1)	Separation Benefits.

(a)	Separation Date and Final Paycheck. Employee’s employment with the Company ceased effective March 15, 2011 (the “Separation Date”). The Employee will receive normal compensation up to and including that date, including payment for all earned but unused vacation less all required tax withholdings and other authorized deductions, and will receive reimbursement for any business expenses incurred as of the Separation Date.

(b)	Post Employment Payments. Following Employee’s execution and non-revocation of this Agreement, the Company will pay to Employee the following severance and other amounts in accordance with the terms of the Employment Agreement or other applicable arrangements, less all required tax withholdings and other authorized deductions:

(i)	a pro-rata bonus payment based on actual results for the January 1 — June 30 performance period and the portion of such performance period Employee was employed by the Company through the Separation Date, payable at the time bonuses for such performance period are paid to the Company’s other senior executives;

(ii)	(x) a severance payment of USD $2,400,000 payable in approximately equal installments in accordance with the Company’s regular payroll practices (but off employee payroll) during the 12 month period following the Separation Date, commencing May 20, 2011 and (y) an additional cash payment equal to USD $78,845 payable on May 20, 2011;

(iii)	vesting of 6,735 of Employee’s outstanding performance-based stock options (6,372 time-based stock options with an exercise price of USD $255.52 and 363 time-based stock options with an exercise price of USD $330.88) and vesting of 8,579 of Employee’s outstanding time-based stock options (8,192 time-based stock options with an exercise price of USD $255.52 and 387 time-based stock options with an exercise price of USD $330.88). Any stock options not vested as of the Separation Date shall be cancelled as of the Separation Date;

(iv)

the right under Section 8.01 of the Amended and Restated Exempted Limited Partnership Agreement of Skype Management, L.P., dated September 22, 2010 (the “Management Partnership Agreement”), to repurchase ordinary shares subject to the time-based stock options and the performance-based stock options (but there is no right at all to repurchase the co-invest stock option or any co-invest shares except as provided in Section 8.01(a) of the Management Partnership Agreement) (the “Repurchase Right”) during the 12-month period following the Separation Date will be suspended and deferred until the 12-month period commencing on the first anniversary of the Separation Date, so long as the Employee (x) reasonably cooperates with Skype Global S.à r.l. (the “Parent”) in facilitating the Parent’s transition to a new chief financial officer and (y) does not engage in any conduct intended or that a reasonable person in a like position and under like circumstances could expect to cause meaningful harm to the Parent and its subsidiaries (the obligations in subsections (x) and (y) shall collectively be referred herein as the “Conditions”). In the event that the Employee materially violates the Condition in subsection (x) or violates the Condition in subsection (y), then the Repurchase Right shall be exercisable during the 12-month period following the date the Employee receives such written notice that the Employee has materially violated or violated the Conditions, as the case may be. To the extent that any material violation of the Condition in subsection (x) is reasonably curable in the good faith discretion of the Board of Directors of the Parent (the “Board”), the Board shall give the Employee the opportunity to cure such material violation. Notwithstanding anything else herein, no violation of subsection (y) of the Conditions shall be deemed to have occurred with respect to any matters covered by the restrictive covenants and post-termination obligations described in Sections 5.1 through 5.6 of the Employment Agreement unless the Employee has materially violated the terms thereof during the applicable coverage period of such restrictive covenant or post-termination obligation. The Repurchase Right will remain subject to all of the terms and conditions set forth in the Management Partnership Agreement, including that it may not be exercised after an “initial public offering” or a “change of control” (each as defined in the Management Partnership Agreement). Any dispute as to the application of this Paragraph shall be determined de novo by an arbitrator pursuant to the terms of Section 7.8 of the Employment Agreement, and the arbitrator shall have the right to award monetary and/or equitable relief with regard to any improper exercise of the Repurchase Right by the Company.

(v)	subject to (x) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following notice to the Employee from the Company of the Employee’s COBRA rights and (y) the Employee’s timely payment of the COBRA premiums, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) and reimbursement by the Company of an amount that is equal (on an after-tax basis) to the difference between the COBRA premium and the premium cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) within 30 days following the Employee’s payment thereof; provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such reimbursement by the Company under this Paragraph 1(b)(v) shall immediately cease; and provided, further, that if the Company’s making payments under this Paragraph 1(b)(v) would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties, under the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the Company may reform this Paragraph in such manner as is reasonably necessary to comply with the PPACA but to provide the Employee the intended benefit hereunder (without causing a violation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”)). The Employee will notify the Company of his eligibility for health benefits from a subsequent employer within ten (10) business days of such eligibility;

(vi)	payment of pre-approved, reasonable moving expenses back to the United States of America, provided such expenses are incurred no later than January 31, 2012;

(vii)	payment of, or reimbursement for, the cost to paint the current apartment in Luxembourg that the Employee and his family are residing in as of the Separation Date; and

(viii)	(x) tax preparation services for Employee’s home country and host country tax returns for the 2010 and 2011 calendar years and (y) reimbursement for the cost of any U.S. and international tax planning service and related financial consultation fees Employee incurs from using his own personal financial advisor (currently The Ayco Company, L.P.) in connection with his secondment to Luxembourg and to assist the Company’s U.S. public accounting firm in preparing Employee’s tax returns, but in no event more than $15,000 under sub-paragraph (y) for each of the 2010 and 2011 calendar years.

(c)	Employee acknowledges and agrees that if requested by the Parent and/or the lead underwriter(s) of any public offering of the Parent’s ordinary shares (the “Lead Underwriter(s)”), Employee will irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any ordinary shares or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire ordinary shares (except ordinary shares included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Parent or any of its affiliates filed under the U.S. Securities Act that the Lead Underwriter(s) shall specify (the “Lock-up Period”), which will not be longer than the Lock-Up Period that the Lead Underwriter(s) specify for the then current senior executives of the Parent or its affiliates. Employee further agrees to sign such documents as may be requested by the Lead Underwriter(s) to effect the foregoing and agrees that the Parent may impose stop transfer instructions with respect to ordinary shares acquired pursuant to Employee’s stock options until the end of such Lock-up Period. Employee further acknowledges that, for purposes of this Paragraph 1(c), the term “ordinary shares” also refers to American Depositary Shares representing ordinary shares of Skype S.A. or any other Skype affiliate formed for purposes of conducting a public offering of Skype securities.

(d)	Except as set forth in this Agreement or as required by federal, state or local law, Employee shall not be entitled to any additional benefits relating to Employee’s separation of employment.

2)	Employee Release.

(a)	Employee, on Employee’s own part and on behalf of Employee’s dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges the Company, and its parent, subsidiaries, affiliates, and in such capacities, owners, trustees, directors, officers, agents, employees, stockholders, representatives, assigns, and successors (collectively referred to as “Company Releasees”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has at any time heretofore owned or held against said Company Releasees, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with the Company or Employee’s separation from employment with the Company, except with respect to those benefits set forth in Paragraph 1(b) of this Agreement.

(b)

Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that may arise after the date on which Employee signs this Agreement; (2) with respect to Employee’s right to enforce his rights that survive separation under the Employment Agreement or any other written agreement entered into between Employee and the Company (including, without limitation, any equity grants or agreements); (3) regarding rights of indemnification, advancement and reimbursement of legal fees and directors and officers liability insurance to which Employee is entitled under the Employment Agreement; (4) relating to any claims for accrued, vested benefits under any employee benefit plan or pension plan of the Company Releasees subject to the terms and conditions of such plan and applicable law; (5) as a stockholder or optionholder of the Company Releasees and as provided in any agreement with regard thereto; and (6) payments and benefits to which Employee is entitled to receive following the Separation Date, if any, under the terms and conditions of that certain Secondment Agreement, by and between Employee and the Company, dated as of March 3, 2010.

3)	Time to Consider Agreement.

(a)	Employee acknowledges that Employee: (1) has carefully read this Agreement in its entirety; (2) has had an opportunity to consider for at least 21 days the terms of this Agreement; (3) is hereby advised by the Company in writing to consult with an attorney of Employee’s choice in connection with this Agreement; (4) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with Employee’s independent legal counsel, or has had a reasonable opportunity to do so; (5) has had answered to Employee’s satisfaction by Employee’s independent legal counsel any questions Employee has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (6) is signing this Agreement voluntarily and of Employee’s own free will and agrees to abide by all the terms and conditions contained herein.

(b)	Employee understands that Employee will have at least 21 days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement by signing it and returning it to the Company at the address specified pursuant to Section 6 of the Employment Agreement. After executing this Agreement, Employee shall have seven days (the “Revocation Period”) to revoke this Agreement by indicating Employee’s desire to do so in writing delivered to the Company’s Chief Legal and Regulatory Officer at the address listed in the Employment Agreement by no later than 5:00 p.m. CET on the seventh day after the date the Employee signs this Agreement. The effective date of this Agreement shall be the eighth day after the Employee signs this Agreement (the “Agreement Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in Paragraph 1 above but excluding the payments described in Paragraph 1(a) (which shall be payable in all events), shall be deemed automatically null and void.

(c)	This Agreement shall not affect Employee’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this

Agreement and does not purport to limit any right that Employee may have to file a charge under the Age Discrimination in Employment Act or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Agreement does, however, waive and release any right to recover damages under the Age Discrimination in Employment Act or other civil rights statute.

4)	Restrictive Covenants; Survival. Employee hereby acknowledges the existence, continuing validity and enforceability of the terms of the Employment Agreement intended to survive separation of employment (including without limitation the confidentiality, nonsolicitation, noncompetition, nondisparagement and cooperation covenants of Section 5 and the recoupment provisions in Section 4.12), and/or any confidentiality agreement or restrictive covenant that Employee signed during Employee’s employment with the Company; provided, however, that Apple Inc., Facebook, Inc. and Cisco Systems, Inc. shall be added to the listed companies covered by Section 5.4(i) of the Employment Agreement. Employee hereby affirms his understanding that Employee must remain in compliance with those terms following the Separation Date. Employee hereby further acknowledges that, upon Employee’s material breach of certain restrictive covenants, the Company and/or the Company Releasees may have the right to cease making severance payments in accordance with the terms of the Employment Agreement and to terminate any outstanding equity awards or recapture shares, or proceeds from Employee’s sale of shares, acquired under an equity award in accordance with the terms of the applicable equity plan, equity award agreement or any other agreement between Employee and the Company and/or the Company Releasees.

5)	Confidentiality. Employee and the Company agree that the terms of this Agreement are strictly confidential and that neither party shall disclose the terms of this Agreement except as required by law or regulation (including, without limitation, as required by legal filing or disclosure requirements), by the Company as advised by the Company’s counsel or by the Employee as advised by his counsel or by the Employee to his spouse, financial advisor and attorney (each of whom shall be instructed by the Employee to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof), applicable tax authorities, and to the extent relevant, Employee may disclose the restrictive covenant obligations (and the penalties for violations thereof) under this Agreement and the Employment Agreement to potential future employers.

6)	Acknowledgement. This Agreement covers both claims that the Employee knows about and those the Employee may not know about. The Employee expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Employee understands the significance of the Employee’s release of unknown claims and the Employee’s waiver of statutory protection against a release of unknown claims. Notwithstanding the provisions of any statute, the Employee expressly acknowledges that this Agreement is intended to include both claims that the Employee knows about and those the Employee does not know or suspect to exist.

7)	References. All inquiries to the Company concerning Employee’s employment shall be directed to the Global Human Resources Director, who shall confirm dates of employment and level of compensation of the Employee during Employee’s employment with the Company.

8)	Miscellaneous.

(a)	This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

(b)	This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New York applicable to contracts executed and to be wholly performed therein. If any of the provisions of this Agreement are held to be illegal or unenforceable, in whole or in part, the Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable. Arbitration will be the exclusive method of resolving any disputes under the Employment Agreement and this Agreement (other than (x) any dispute with respect to the benefits described in Paragraphs 1(b)(iii) and (iv), which will be resolved in accordance with the dispute resolution provisions in the related equity agreements or (y) any injunctive relief provided for under Section 5.7 of the Employment Agreement). For the avoidance of doubt, Section 7.9(iii) of the Employment Agreement shall continue to apply.

(c)	The Employee represents and warrants that, as of the Agreement Effective Date, he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against the Company or its affiliates with regard to matters released hereunder. The Employee agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the claims released hereunder, or in any manner asserts against the Company Releasees any of the claims released hereunder, including through any motion to reconsider, reopen or appeal the dismissal of the action, then he will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or claim. Provided however, that the requirement that the Employee pay the Company Releasees attorneys’ fees will not be applicable to a claim or portion of a claim that the release is not valid under the Older Workers Benefit Protection Act, or any claim asserted under the Age Discrimination in Employment Act.

(d)

The Employee agrees and promises not to voluntarily participate, without receiving the prior written approval of the Company, in any pending or future civil case, arbitration, agency proceeding, or other legal proceeding brought against the Company (or any of its affiliates) by a third party (“Third Party Civil Litigation”) with respect to any issues released hereunder. The Employee also agrees that he will not intentionally cause, encourage, or participate in any Third Party Civil Litigation maintained or instituted against the Company (or any of its affiliates) with regard to matters released hereunder. Specifically, among other things, this Paragraph 8(d) is intended to preclude the Employee from, with regard to matters released hereunder (a) voluntarily providing any party involved in a Third Party Civil Litigation, as defined above, against the Company (or any of its affiliates) with any statement, oral or written, sworn or unsworn, to be used in connection with that Third Party Civil Litigation, and/or (b) voluntarily appearing for the purpose of providing deposition or trial testimony at such party’s request without the prior written approval of the Company.

(e)	Section 8 of the Employment Agreement shall continue to apply to any payments and benefits subject to such Section.

9)	Return of Property. Employee hereby represents to the Company that all property belonging to the Company has been returned, including, without limitation, all keys, access cards, passwords, access codes, and other information necessary to access any computer or electronic database; all books, files, documents, and electronic media; and all Company property of any kind that Employee has in his possession or control, or that Employee obtained from the Company. Employee may retain his rolodex and similar address books, including electronic address books, provided that such items only include contact information. To the extent that Employee is provided with a cell phone number by the Company during employment, the Company shall cooperate with Employee in transferring such cell phone number to Employee’s individual name following separation.

10)	Resignations. Employee hereby confirms, effective as of the Separation Date, his resignation from his position as Chief Financial and Administration Officer of Skype Global S.à r.l.’s entire group of businesses and from all other offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates or any benefit plans of the Company or any of its affiliates. Employee further acknowledges and agrees that, after the Separation Date, he will not represent himself as being a director, employee, officer, trustee, agent or representative of the Company or any of its affiliates for any purpose and will not make any statements as an agent or representative of the Company or any of its affiliates.

11)	Entire Agreement. Employee agrees that this Agreement contains and comprises the entire agreement and understanding between Employee and the Company regarding Employee’s separation of employment; that there are no additional promises between Employee and/or the Company other than those contained in this Agreement or any continuing obligations as described in Paragraphs 1(b), 2(b) and 8(d); and that this Agreement shall not be changed or modified in any way except through a writing that is signed by both the Employee and the Company; provided, that the obligations of Employee and the Company under any applicable shareholders’ agreement or equity arrangement remain in effect without amendment by this Agreement.

[Signature Page to Follow]

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains voluntarily and knowingly, and with full understanding of its consequences.

/S/ ADRIAN DILLON
Employee Name: Adrian Dillon

Date:    March 31, 2011

Skype Inc.

By:	/S/ NEAL GOLDMAN
Name: Neal Goldman Title: Chief Legal and Regulatory Officer

Date: March 31, 2011

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